CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the "Registration Statement") of our reports dated April 10, 2009 relating to the financial statements and financial highlights which appear in the February 28, 2009 Annual Reports to Shareholders of the T. Rowe Price Tax Efficient Growth Fund and the T. Rowe Price Tax-Efficient Multi-Cap Growth Fund (two of the funds comprising T. Rowe Price Tax-Efficient Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Financial Statements of the Acquired Fund and the Acquiring Fund" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, MD

May 15, 2009